                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                              CIRCON CORPORATION

                                      AT

                             $15.00 NET PER SHARE

                                      BY

                            MMI ACQUISITION CORP.,
                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                             MAXXIM MEDICAL, INC.
-------------------------------------------------------------------------------
      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
     CITY TIME, ON TUESDAY, JANUARY 5, 1999, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 21, 1998, BY AND AMONG MAXXIM MEDICAL, INC. ("PARENT"), MMI ACQUISITION CORP. ("PURCHASER") AND CIRCON CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                --------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder, in each case on or prior to the Expiration Date. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer documents may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.
                                --------------
                    The Information Agent for the Offer is:

                                   MACKENZIE
                              PARTNERS, INC. LOGO



November 30, 1998

                               TABLE OF CONTENTS

INTRODUCTION ...........................................................................     1
THE OFFER ..............................................................................     3
    1. Terms of the Offer ..............................................................     3
    2. Acceptance for Payment and Payment ..............................................     5
    3. Procedures for Tendering Shares .................................................     6
    4. Withdrawal Rights. ..............................................................     8
    5. Certain U.S. Federal Income Tax Consequences. ...................................     9
    6. Price Range of the Shares; Dividends. ...........................................    10
    7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act
       Registration; Margin Regulations ................................................    10
    8. Certain Information Concerning the Company ......................................    11
    9. Certain Information Concerning Maxxim, Parent and Purchaser .....................    13
   10. Sources and Amount of Funds. ....................................................    14
   11. Background of the Offer; Purpose of the Offer and the Merger; the Merger
       Agreement and Certain Other Agreements. .........................................    16
   12. Plans for the Company; Other Matters ............................................    23
   13. Dividends and Distributions. ....................................................    25
   14. Conditions to The Offer .........................................................    25
   15. Certain Legal Matters ...........................................................    27
   16. Fees and Expenses ...............................................................    29
   17. Miscellaneous ...................................................................    29

SCHEDULE I
 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
 MAXXIM, PARENT AND PURCHASER ..........................................................    I-1

To the Holders of Common Stock of
Circon Corporation:


                                 INTRODUCTION

     MMI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Maxxim Medical, Inc., a Delaware corporation ("Parent"), a wholly owned subsidiary of Maxxim Medical, Inc., a Texas corporation ("Maxxim"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, the "Shares"), of Circon Corporation, a Delaware corporation (the "Company"), at a price of $15.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Mackenzie Partners, Inc. ("Mackenzie"), which is acting as Information Agent (in such capacity, the "Information Agent"), and Harris Trust Company of New York ("Harris Trust"), which is acting as the Depositary (in such capacity, the "Depositary"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into with each such person in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Bear, Stearns & Co. Inc. ("Bear Stearns"), financial advisor to the Company, has delivered to the Company Board its opinion, dated as of November 20, 1998 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the consideration to be received by the public shareholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Schedule 14D-9 in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options, warrants and other rights and securities exercisable into shares of Common Stock. Purchaser believes that, as of November 20, 1998, there were 13,440,490 Shares issued and outstanding, 985,906 Shares were issuable pursuant to the exercise of outstanding stock options ("Options") and 226,767 Shares were issuable pursuant to the exercise of outstanding warrants ("Warrants"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding Options and Warrants) or other securities convertible into, or exercisable or exchangeable for, Shares. See
Section 11. Based on the foregoing and assuming the issuance of all Shares issuable upon the exercise of outstanding Options and

Warrants, Purchaser believes that the Minimum Condition will be satisfied if 7,326,582 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 21, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive from the surviving corporation $15.00 in cash per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that upon the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Company Board, on the board of directors of each subsidiary of the Company and on each committee thereof as will give Purchaser a majority of such directors or committee members, and the Company shall, at such time, take all actions as to cause Purchaser designees to be so elected; provided, however, that in the event that Purchaser's designees are elected to the Company Board, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of execution of the Merger Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors").

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law. See Section
11. In the Merger Agreement, the Company has represented to the Purchaser and Parent that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent has agreed to vote and to cause any subsidiary of Parent to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten business days, subject to certain conditions, if the Shares tendered pursuant to the Offer constitute less than 90% of the outstanding Shares. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     The Company has declared a dividend of one Right for each outstanding Share pursuant to the Preferred Shares Rights Agreement, dated as of August 14, 1996, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"). The Purchaser understands that pursuant to the Merger Agreement the Rights Agreement has been amended (i) to render the Rights Agreement inapplicable to the Offer, the Merger, the Merger Agreement and the acquisition of Shares by Purchaser pursuant to the Offer,
(ii) to ensure that (y) none of Parent, Purchaser or any of their respective affiliates shall constitute an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement by virtue of the execution of the Merger Agreement, commencement and consummation of the Offer, the acquisition of Shares by Purchaser pursuant to the Offer and the consummation of the Merger and (z) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the Offer, the Merger, the execution of the Merger Agreement, the acquisition of the Shares by Purchaser pursuant to the Offer, or the consummation of the Merger and (iii) to provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. In the Merger Agreement, the Company has agreed that such amendment will not be further amended by the Company without the prior consent of Parent.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                   THE OFFER


1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date, and not withdrawn in accordance with Section 4. The term "Expiration Date" shall mean January 5, 1999 at 5:00 P.M., New York City time, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser pursuant to the terms of the Merger Agreement, shall expire. In the Merger Agreement, subject to certain limitations, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied or waived on the scheduled Expiration Date, Purchaser may extend the Offer for additional periods. See
Section 14.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to the applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been validly tendered and not withdrawn during the period or periods for which the Offer is extended or (iv) subject to the following sentence, modify the terms of the Offer. The Merger Agreement provides that Purchaser will not, without the consent of the Company, reduce the number of Shares subject to the Offer, reduce the Offer Price, add to the Offer conditions, extend the Offer (except as contemplated by the Merger Agreement), change the form of consideration to be paid in the Offer, waive the Minimum Condition, or amend any other condition to the Offer in any manner adverse to the holders of the Shares.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied or waived on the Expiration Date. However, if, immediately prior to the scheduled Expiration Date, the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding, Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days after the satisfaction or waiver of all of the conditions to the Offer set forth in Section 14 or for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.


     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is lawfully delayed in its purchase of, or payment for, Shares, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.


     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition or the Offer Price, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.


2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit in cash of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are being tendered by the holder thereof, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal (subject to the terms and conditions thereof), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section
3) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal (subject to the terms and conditions thereof), as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.



3. PROCEDURES FOR TENDERING SHARES.


     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.


     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."


     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.


     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.


     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Upon the acceptance of Shares for payment pursuant to the Offer, the valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser, upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint the designees of Parent set forth in the Letter of Transmittal as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after November 21, 1998 (collectively, "Distributions"). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment the Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by

Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.


4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 29, 1999.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time on or prior to the Expiration Date.


     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.


     The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect their appraisal rights under the DGCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of
Section 1221 of the Code (generally, property held for investment).


     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of the consummation of the Offer or the Merger. Under recently adopted amendments to the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.


     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded through the over-the-counter market and are quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the NASDAQ symbol "CCON." The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the NASDAQ, as set forth in the Company 10-K (as hereafter defined) for 1996 and 1997 and as set forth in published financial sources for 1998.

                                                             COMMON STOCK
                                                      ---------------------------
                                                           HIGH           LOW
                                                      -------------   -----------
Fiscal Year Ended December 31, 1996
 First Quarter ended March 31, 1996 ...............    $20 1/4       $10 3/4
 Second Quarter ended June 30, 1996 ...............     15 5/8        10 3/4
 Third Quarter ended September 30, 1996 ...........     19 1/2         8 1/2
 Fourth Quarter ended December 31, 1996 ...........     17 5/8        15 1/4

Fiscal Year Ended December 31, 1997
 First Quarter ended March 31, 1997 ...............     15 3/4        13 3/8
 Second Quarter ended June 30, 1997 ...............     14 5/8        12 5/8
 Third Quarter ended September 30, 1997 ...........     16 1/8        14
 Fourth Quarter ended December 31, 1997 ...........     16 1/2        14 3/4

Fiscal Year Ended December 31, 1998
 First Quarter ended March 31, 1998 ...............     16 13/16      15 1/8
 Second Quarter ended June 30, 1998 ...............     19 1/8        13 1/4
 Third Quarter ended September 30, 1998 ...........     16 3/4         8 7/16
 Fourth Quarter through November 27, 1998 .........     14 21/32       7 27/33

     On November 20, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NASDAQ was $10 11/16 per Share. On November 27, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NASDAQ was $14 21/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.


7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     The Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the NASDAQ which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5 million, have at least two market makers, have net tangible assets of at least $4 million, and have a minimum bid price of $1.00 or (ii) have at least 1.1 million publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $15 million, have a minimum bid price of $5.00, have at least four market makers and have either (A) a market capitalization of at least $50 million or (B) total assets and revenues each of at least $50 million. If the NASDAQ was to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     Purchaser currently intends to seek delisting of the Shares from the NASDAQ and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NASDAQ listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NASDAQ and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.


8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Maxxim, Parent, Purchaser or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Maxxim, Parent, Purchaser or the Information Agent.

     The Company designs, manufactures, markets and services medical endoscopy systems for diagnosis and minimally invasive surgery. The Company's systems are used for a growing number of medical specialties, including urology, arthroscopy, laparoscopy, gynecology, thoracoscopy and plastic surgery. The Company also designs, assembles and markets miniature color video systems used with endoscope systems.

     On August 28, 1995, the Company merged with Cabot Medical Corporation ("Cabot Medical"), collectively referred to as "Circon" or "the Company", creating a publicly-traded minimally invasive surgery company with the largest United States endoscopy market share in the fields of urology and gynecology. The Company operates its business through several divisions and subsidiaries including Circon Video, Circon ACMI, Circon Cabot and Circon Surgitek.

     In addition, the merger with Cabot Medical brought the capability to design, manufacture and market medical devices and systems for use in gynecological diagnosis and surgery, ureteral stents, urological diagnostic equipment and various products and systems principally used in general surgery.


     Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K"), and the Company's report on Form 10-Q for the period ending September 30, 1998, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.


                               CIRCON CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION




                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,
                                                 (UNAUDITED)                  FISCAL YEARS ENDED DECEMBER 31,
                                        -----------------------------   -------------------------------------------
                                             1998            1997            1997            1996           1995
                                        -------------   -------------   -------------   -------------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Net Sales ..........................     $ 111,930       $ 119,882       $ 159,954       $ 153,779      $160,447
 Operating Income (Loss) ............        10,522           6,422          10,209           6,709         3,820
 Net Income (Loss) ..................         5,437           2,467           5,099           2,071        (5,393)
 Basic Net Income (Loss)
   per Share: .......................           0.41            0.19            0.38            0.16        (0.44)
 Diluted Net Income (Loss)
   per Share ........................           0.40            0.18            0.37            0.16        (0.44)

BALANCE SHEET DATA:
 Total Assets .......................     $ 164,630       $ 175,465       $ 169,357       $ 169,118      $181,399
 Total Liabilities ..................        54,365          74,383          65,398          70,217        94,227
 Total Shareholders' Equity .........       110,265         101,082         103,959          98,901        87,172

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact on the Company of a transaction with Parent). Such information included projections of total sales, earnings before interest and taxes and net income for the fiscal year ending December 31, 1999 of approximately $162.9 million, $19.9 million and $11.6 million, respectively.

     The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing tax or accounting matters and other matters. Although the Company believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the Company's control. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The inclusion of this information should not be regarded as an indication that Maxxim, Parent, Purchaser, the Company or anyone who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. None of Maxxim, Parent, Purchaser, the Company, Bear, Stearns or Donaldson, Lufkin & Jenrette ("DLJ"), financial advisor to Parent, assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Maxxim, Parent or Purchaser regarding this financial information. The projections have not been adjusted to reflect the effects of the Merger and the Company does not intend to update or otherwise revise these projections prior to the consummation of the Merger.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. CERTAIN INFORMATION CONCERNING MAXXIM, PARENT AND PURCHASER.

     Parent and Purchaser. Maxxim is a Texas corporation and (with its subsidiaries) is a major manufacturer and developer of a diversified range of specialty medical products and a leading supplier to hospitals, clinics and outpatient surgery centers of single-use custom procedure trays. Parent is a Delaware corporation and a wholly owned subsidiary of Maxxim. Maxxim operates a substantial portion of its business and holds a substantial portion of its assets through Parent. Parent operates three divisions: Case Management, Argon Medical and Maxxim Medical Europe. Parent's Case Management division manufactures, assembles and sells custom procedure trays for a wide variety of operating room and other medical procedures, complete lines of surgical gloves and medical examination gloves, infection control apparel for operating room personnel and patient draping systems. Parent believes that it currently controls a 35% market share in custom procedure trays and a 61% market share in non-latex medical examination gloves in the United States. The Argon Medical division manufactures and markets guidewires, needles, introducers, catheters, manifolds, transducers, high pressure syringes and certain other single-use medical and surgical specialty products, which are used in Parent's procedure trays or are sold separately. This division also assembles and markets procedure trays for use primarily in cardiology and radiology procedures. Parent's third division, Maxxim Medical Europe, serves as Parent's European manufacturer and distributor of its products.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Maxxim, Purchaser and Parent are located at 10300 49th Street North, Clearwater, Florida 33762. The telephone number of Maxxim, Parent and Purchaser at such location is (727) 561-2100.

     For certain information concerning the executive officers and directors of Maxxim, Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, none of Maxxim, Purchaser or Parent, nor, to the best knowledge of Maxxim, Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of Maxxim, Purchaser or Parent nor, to the best of knowledge of Maxxim, Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty days.

     Except as set forth in this Offer to Purchase, none of Maxxim, Purchaser or Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Maxxim, Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Maxxim, Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1995 there have been no contacts, negotiations or transactions between Maxxim, Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Maxxim, Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Maxxim is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Maxxim's directors and officers, their remuneration, options granted to them, the principal holders of Maxxim's securities and any material interests of such persons in transactions with Maxxim is required to be disclosed in proxy statements distributed to Maxxim's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Maxxim which have been filed via the EDGAR System.


10. SOURCES AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses incurred in connection with the Offer and the Merger and the refinancing of certain debt of the Company, is estimated to be approximately $257 million. Purchaser will obtain all such funds from Maxxim and/or Parent in the form of capital contributions and/or loans.

     Maxxim has entered into a commitment letter (the "Commitment Letter") with NationsBank, N.A. ("NationsBank") and NationsBanc Montgomery Securities, Inc. ("NMSI") pursuant to which NationsBank and NMSI will provide Maxxim or any of its subsidiaries (the "Borrower") financing in an aggregate amount up to $325 million (the "Facilities"). NationsBank has committed to provide the Facilities upon the terms and subject to the conditions set forth in the Commitment Letter, and NMSI has committed to form a syndicate of financial institutions reasonably acceptable to Maxxim (the "Lenders"), upon the terms and subject to the conditions set forth in the Commitment Letter.

     Pursuant to the Commitment Letter, the Facilities are expected to consist of: (i) a $200 million term loan facility (the "Term Loan Facility") which may be advanced in up to two tranches and (ii) a $125 million revolving credit facility (the "Revolving Credit Facility").

     The following is a summary of the principal terms of the Facilities based upon the Commitment Letter. This summary is qualified in its entirety by reference to the Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1 filed with the Commission in connection with the Offer.

     The Commitment Letter provides that the commitments of NationsBank and NMSI will terminate unless the Facilities are closed on or prior to February 1, 1999.

     The Facilities will mature six years from the closing thereof and the Term Loan Facility will be subject to quarterly amortization over such period. In addition, the Facilities will be subject to certain mandatory prepayments and commitment reductions tied to the sale of assets, the issuance of permitted debt and the issuance of equity.

     The amounts borrowed pursuant to the Revolving Credit Facility and the Term Loan Facility will bear interest at a rate equal to, at Borrower's option,
(i) LIBOR plus the Applicable Margin or (ii) the Base Rate (to be defined as the higher of (a) the NationsBank prime rate and (b) the federal funds rate plus 0.50%) plus the Applicable Margin. The "Applicable Margin" will be set forth in a schedule to the Facilities and will be determined by reference to a ratio of Borrower's total debt to EBITDA (as defined in the Facilities).

     The Facilities will contain certain representations and warranties, certain negative and affirmative covenants, certain conditions and events of default which are customarily required for similar financings. Such covenants will include, among others, restrictions and limitations on dividends, stock redemptions, redemption and/or prepayment of other debt, capital expenditures, incurrence of debt, liens, negative pledges, investments, acquisitions, mergers, consolidations and asset sales. The Borrower will also be required to comply with certain financial covenants such as minimum net worth, maximum leverage ratio, maximum senior leverage ratio and minimum fixed charge coverage ratio.

     The Facilities will require the Borrower to grant a first priority perfected security interest in (i) all of the capital stock of the Borrower and each of its domestic subsidiaries and 65% of the capital stock of each material foreign subsidiary of the Borrower and (ii) present and future accounts receivable and inventory of the Borrower and its subsidiaries.

     The funding of the Facilities will be subject to customary closing conditions, including, among others, the execution of satisfactory documentation, the receipt of all necessary governmental approvals and no material adverse change in the business or financial condition of the Borrower or the Company. Although Maxxim expects that the Facilities will be available to provide funds for the consummation of the Offer and the Merger in accordance with their respective terms, there can be no assurance that the Facilities will be consummated. The Offer is not conditioned upon any financing arrangements.

     In connection with the Facilities, Maxxim has agreed to pay NationsBank and NMSI certain commitment, underwriting, administrative and termination fees, to reimburse NationsBank and NMSI for reasonable out-of-pocket fees and expenses, whether or not the Facilities close, and to provide certain indemnities, as is customary for commitments such as the Facilities.

     Maxxim anticipates that indebtedness incurred through borrowings under the Facilities in connection with the Offer and Merger will be repaid from a variety of sources, which may include funds generated internally by Maxxim and its subsidiaries, including Parent and, following the Merger, funds generated by the Company, bank financing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Maxxim will employ to repay such indebtedness. Such decision will be made based on Maxxim's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Maxxim may deem appropriate. Maxxim expressly reserves its right to obtain financing for the transaction through alternative sources.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     Contacts with the Company; Background of the Offer.

     Representatives of Parent were contacted in early May 1998 by Bear Stearns and in late May 1998 by DLJ regarding the possibility of a business combination between Parent and the Company.

     In late October 1998, after meeting with representatives of Parent, DLJ contacted Bear Stearns to determine whether the Company would consider a business combination with Parent. Shortly after such meeting, Kenneth W. Davidson, President of Parent, sent a letter to the Company's Board of Directors expressing interest in pursuing a cash acquisition of the Company in the range of $13.00 to $15.00 per Share.

     Following meetings between Parent and the Company and their respective representatives, and the review by Parent and its representatives of certain information with respect to the Company, on November 13, 1998, Parent advised the Company that Parent was prepared to acquire all outstanding Shares for $15 per Share in cash, subject to satisfactory negotiation of a definitive agreement. Parent also stated that in order to proceed with the negotiation of a definitive agreement with respect to such transaction, it would require the Company to enter into an exclusivity agreement pursuant to which neither it nor its Representatives (as therein defined) would solicit, initiate or encourage any Acquisition Proposal (as therein defined), engage in negotiations, or discussions with respect to an Acquisition Proposal, or disclose any non-public information relating to the Company, from the date of execution of such agreement, until November 23, 1998. On Monday, November 16, the Company's Board of Directors met to discuss Parent's proposal. The Company executed and delivered the Exclusivity Agreement on November 17, 1998. Following further negotiations, on November 21, 1998, following the approval by the respective boards of directors, the Merger Agreement was executed. On November 30, 1998, Parent and Purchaser commenced the Offer.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 40% over the last reported sales price of the Shares on November 20, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement.


MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capital structure, options or other rights to acquire Shares, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures to be made in the Proxy Statement (as defined below) and tender offer documents, absence of certain changes or events, litigation and investigations, absence of changes in benefit plans, labor relations, ERISA compliance, tax matters, compliance with applicable laws, intellectual property, material contracts, applicability of state takeover statutes, absence of excess parachute payments, brokers' and finders' fees, receipt of the Financial Advisor Opinion, Company Rights Agreement, products liability and insurance matters.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and the certificate of incorporation and by-laws of Parent and Purchaser or laws applicable to Parent or Purchaser disclosures to be made in the Proxy Statement and tender offer documents, brokers' and finders' fees and financing.

     Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver of each of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no statute, rule, regulation, order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and (iii) Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     The Company Board. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors and the Company shall, at such time, cause Purchaser's designees to be so elected; provided, however, that in the event that Purchaser's designees are elected to the Company Board, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors").

     The Merger Agreement further provides that, notwithstanding the foregoing, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors. The Company shall, if requested by the Parent, also cause directors designated by the Parent to constitute at least a majority of
(i) each committee of the Company's Board, (ii) each board of directors (or similar body) of each subsidiary of the Company, and (iii) each committee (or similar body) of each such board. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board, any subsidiary or any committee thereof and/or obtain the resignation of such number of current directors or committee members as is necessary to enable Purchaser's designees to be elected or appointed to, and to constitute a majority of such boards and committees and as provided above.

     Stockholders' Meeting. If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law, its Certificate of

Incorporation and by-laws: (i) as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") for the purposes of obtaining approval of the Merger by an affirmative vote of the holders of a majority of the Shares outstanding ("Company Stockholder Approval") and the approval and adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and (x) obtain and furnish the information required to be included in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) unless the Merger Agreement has been terminated in accordance with the provisions summarized under the heading "Termination" below, subject to its rights pursuant to the section summarized under "No Solicitation" below, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Options. The Merger Agreement provides that immediately prior to the Effective Time, each then outstanding Option, whether or not then vested or exercisable, shall, effective as of the commencement of the Offer, become fully exercisable. Upon the commencement of the Offer, the Company Board or an appropriate committee thereof shall provide notice to each employee of the Company or its subsidiaries or a member of the Company Board (each, an "Optionee"), that any Company Stock Option (as defined in the Merger Agreement) not exercised within 15 days (10 days in the case of Company Stock Options granted under the Company 1995 Directors Stock Option Plan) from the date of such notice shall thereupon be cancelled. The notice may provide each Optionee with an opportunity to avoid the tendering of the exercise price and receiving in lieu thereof an amount per option share equal to the excess, if any, of the Offer Price over the exercise price of the Option. Nothwithstanding anything to the contrary set forth in this paragraph, any such acceleration, exercise or cancellation shall be conditioned upon the effectiveness of the Merger. The Merger Agreement further provides that prior to the commencement of the Offer, the Company shall (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions described herein and to ensure that at the Effective Time, no holder of any Company Stock Option shall have the right to purchase or receive any Shares.

     Conduct of Business by the Company. The Merger Agreement provides that the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner as currently conducted and use commercially reasonable efforts to (a) preserve intact their current business organization, (b) keep available the services of their current officers and employees and (c) preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to, without Parent's prior written consent:

     (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent or pursuant to the Rights Agreement, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of Shares upon the exercise of Options or Warrants outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of execution of the Merger Agreement) or
   (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any shares of capital stock of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (y) pursuant to the Rights Agreement or (z) the issuance of Shares upon the exercise of Options or Warrants outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of execution of the Merger Agreement);

     (iii) amend its Certificate of Incorporation, by-laws or other comparable charter or organizational documents or those of any of its subsidiaries;

     (iv) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof;

     (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice;

     (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice; or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice and in any event not in excess, individually or in the aggregate, of $100,000;

     (vii) make or agree to make any material capital expenditure, individually or in the aggregate, in excess of $25,000;

     (viii) except as required to comply with applicable law (in which case the Company will notify Parent) (A) adopt, enter into, terminate or amend in any material respect any employment, severance or similar contract, collective bargaining agreement or Benefit Plan, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (C) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company or its subsidiaries, (D) increase in any manner the severance or termination pay of any officer or employee, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (G) take any action to accelerate the vesting of, or cash out rights associated with, any Options or other benefits;

     (ix) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

     (x) except as required by generally accepted accounting principles, make any material change in accounting methods, principles or practices;

     (xi) make any tax election, make a claim for any tax refund or enter into any settlement or compromise with respect to any material tax liability;

     (xii) amend or terminate any material contract, or waive, release, assign or settle any material rights or claims;

     (xiii) hire or fire or agree to hire any officers;

     (xiv) take any action that may reasonably be expected to result in (i) any of the representations and warranties by the Company becoming untrue,
   (ii) any breach of the Company's covenants under the Merger Agreement or
   (iii) any of the conditions of the Offer not being satisfied; or

       (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, or (iii) except as specifically provided in the applicable provisions of the Merger Agreement and provided that the Company shall have first complied with all its obligations under the provisions relating to no solicitation, termination fees and expenses, enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of the Merger Agreement, the Company agreed to cease any then existing activities, discussions or negotiations with any parties conducted with respect to any of the foregoing. Notwithstanding the foregoing, the Merger Agreement provides that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board determines in good faith after consultation with outside counsel, that such action may reasonably be required to discharge the Company Board's fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal which constitutes a Superior Proposal (as defined below) made subsequent to the date of the Merger Agreement, and subject to compliance with the applicable provisions of the Merger Agreement, (x) furnish information with respect to the Company to any person that has submitted a Takeover Proposal that constitutes a Superior Proposal pursuant to a customary confidentiality agreement in form and substance reasonably satisfactory to Parent and (y) participate in discussions and negotiations regarding such Takeover Proposal which constitutes a Superior Proposal. Pursuant to the Merger Agreement, any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any subsidiary or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company or any subsidiary will be deemed to be a breach of the Merger Agreement by the Company. The term "Takeover Proposal" means any proposal or offer from any person, in each case, in writing, relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or more than a 30% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, except as set forth in this paragraph, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal or (iv) resolve to take any of the foregoing actions. Notwithstanding the foregoing, in the event that, prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board determines in good faith, after consultation with outside counsel, that such action may reasonably be required to discharge the Company Board's fiduciary duties to the Company's stockholders under applicable law, the Company Board may, in response to an unsolicited Superior Proposal (subject to the following proviso), (x) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (y) approve or recommend any such Superior Proposal; provided, that in the case of clause (y), such approval or recommendation shall occur only at a time that is after the later of (i) the fifth business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms of such Superior Proposal and identifying the person making such Superior Proposal and (ii) in the event of any amendment to the price or any material term of a Superior Proposal, three business days following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of a Superior Proposal shall necessitate an additional written notice to Parent and additional three business day period prior to which the Company can take the actions set forth in clause (y) above). All notices referred to in the prior sentence shall include a copy of any such Superior Proposal. The term "Superior Proposal" means any bona fide Takeover Proposal made by a third party (i) that is on terms which the Company Board determines in its good faith judgment (based on the written opinion of the Company's financial advisors as to the financial terms of such Superior Proposal and after consultation with the Company's legal advisors) to be more favorable to the Company's stockholders than the Offer and the Merger and (ii) for which financing, to the extent required, is available pursuant to definitive agreements with respect thereto.

     The Merger Agreement further provides that in addition to the obligations of the Company set forth in the preceding two paragraphs, the Company will promptly advise Parent orally and in writing of any request for nonpublic information (except requests not of a transactional or financial nature by companies with established commercial relationships with the Company, made in the ordinary course of business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:

     (i) if (x) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to February 26, 1999 (the "Deadline Condition") as a result of the failure, occurrence or existence of any of the Conditions to Offer set forth in Section 14 or (y) the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the satisfaction of any such conditions; provided, that if the Offer is extended, as provided for in the Merger Agreement, to a date later than the date of the Deadline Condition, the date of the Deadline Condition shall automatically be extended to the first business day following the extended expiration date of the Offer;

     (ii) if any Governmental Entity (as defined in the Merger Agreement) shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger on the terms contemplated in the Merger Agreement, and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Parent or Purchaser if, prior to the purchase of Shares pursuant to the Offer, any of the material representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect, as of the date of the Merger Agreement, or if the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (d) by Parent or Purchaser if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in
Section 14, paragraphs (d), (e), (f) or (g);

     (e) by the Company in connection with entering into a definitive agreement with respect to a Superior Proposal, in accordance with the provisions summarized under the heading "No Solicitation" above, provided that the Company has complied with all provisions thereof, including the notice provisions therein and that the Company has made the payments summarized under the heading "Termination Fee" below;

     (f) by the Company if, prior to the purchase of Shares pursuant to the Offer, any of the material representations and warranties of the Parent or Purchaser set forth in the Merger Agreement shall not be true and correct in any material respect, at the date of the Merger Agreement, or if the Parent or Purchaser shall have failed to perform in any material respect any obligation or to comply with in any material respect any agreement or covenant of Parent or Purchaser to be performed or complied with by them under the Merger Agreement; or

     (g) by Parent or Purchaser if (i) a tender offer for any securities of the Company shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries or affiliates), (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent and Purchaser and other than any person or group which prior to the date hereof has publicly disclosed beneficial ownership of 10% or more of the outstanding voting securities of the Company (a "Significant Shareholder") shall have acquired directly or indirectly beneficial ownership of 10% or more of the outstanding voting securities of the Company or any of its subsidiaries, whether through the acquisition of securities, the exercise of rights under options, warrants or similar instruments, the formation of a group, or otherwise, or (iii) any Significant Shareholder or group that together would constitute a Significant Shareholder shall have beneficially acquired additional voting securities of the Company, whether through the acquisition of securities, the exercise of rights under options, warrants or similar instruments, the formation of a group or otherwise, representing 2% or more of the outstanding voting securities of the Company; provided that in Parent's reasonable judgment any such event described in clause (ii) or (iii) makes the successful completion of the Offer unlikely or materially more burdensome to Parent or Purchaser.

     Termination Fee. Pursuant to the Merger Agreement the Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) all of Parent's reasonabe out-of-pocket expenses incurred or to be incurred in connection with the Offer, the Merger or the Merger Agreement or the preparation therefor, such amount not to exceed $3,000,000 (the "Expenses"), and (y) $8,800,000 (the "Termination Fee") if (i) the Company terminates the Merger Agreement pursuant to clause (e) under the heading "Termination" above, or (ii) prior to termination of the Merger Agreement, a Takeover Proposal (whether or not such Takeover Proposal constitutes a Superior Proposal) shall have been received and within twelve months of such termination such proposal is consummated or the Company enters into an agreement to consummate or approves or recommends to its stockholders such proposal. The payment shall be made in the case of a termination described in clause (i) immediately prior to termination and in the case of a termination described in clause (ii) concurrently with the earlier of any such recommendation or the consummation of any such transaction by the Company. The Company shall pay, or cause to be paid, in same day funds to Parent all of Parent's Expenses if Parent or Purchaser shall terminate the Merger Agreement pursuant to clause (c) under the heading "Termination" above, such payment to be made promptly upon such termination.

     Indemnification. The Merger Agreement provides that from and after the consummation of the Offer, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provisions under the Company's Certificate of Incorporation or by-laws as each is in effect on the date of the Merger Agreement (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this sentence shall be referred to as, collectively, the "Indemnified Parties"). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and; provided, further, that the Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Certificate of Incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and by-laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     The Merger Agreement further provides that the foregoing indemnification provisions shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, the Company, Parent, the Surviving Corporation and each Indemnified Party and such Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In addition, the Merger Agreement provides that prior to the consummation of the Merger, the Company may purchase additional directors and officers liability insurance in an aggregate amount not to exceed $300,000.


EXCLUSIVITY AGREEMENT

     The following is a summary of certain provisions of the Exclusivity Agreement entered into on November 17, 1998 by Parent and the Company (the "Exclusivity Agreement"). This summary is not a complete description of the terms and conditions of the Exclusivity Agreement and is qualified in its entirety by reference to the full text of the Exclusivity Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Exclusivity Agreement. The Exclusivity Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Pursuant to the terms of the Exclusivity Agreement that Parent and the Company entered into on November 17, 1998, the Company agreed that from the date of the execution of the Exclusivity Agreement until 5:00 p.m., Pacific time, on November 23, 1998, it would not permit any of its Representatives (as defined therein) to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal (as defined therein), engage in discussions, negotiations or carry-on a dialogue with any person or Group (as such term is defined under Section 13d-3 of the Securities Exchange Act of 1934) with respect to an Acquisition Proposal, or (b) disclose any non-public information relating to the Company or afford access to the properties, books or records (financial or otherwise) of the Company to, any person or Group. The Company further agreed that it would cease any existing activities, discussions or negotiations with any persons conducted with respect to an Acquisition Proposal.


12. PLANS FOR THE COMPANY; OTHER MATTERS.

     Parent and Purchaser intend following completion of the Offer to conduct a detailed review of the Company and its assets, corporate structure, capitalization, business and operations, properties, policies, management and personnel, including determining how to optimally realize any potential synergies which may exist between the operations of the Company and those of Parent and its affiliates, and to consider and determine what, if any, changes would be desireable in light of the circumstances which then exist. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on the Company Board. See "Merger Agreement--The Company Board" in Section 11. Parent intends to exercise such rights by causing the Company to elect to the Company Board Messrs. Kenneth W. Davidson, Peter M. Graham, David L. Lamont, Alan S. Blazei and Henry
T. DeHart. Information with respect to such directors is contained in Schedule I hereto and in the Schedule 14D-9.

The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, none of Maxxim, Parent or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

     Stockholder Approval. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt and approve the Merger Agreement and transactions contemplated thereby unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger). The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under the Merger Agreement, if the Shares tendered pursuant to the Offer constitute less than 90% of the outstanding Shares. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.


13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from the date of the Merger Agreement, without the prior written consent of Parent, neither the Company nor any of its subsidiaries shall: (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of Shares upon the exercise of Options or Warrants outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of the Merger Agreement) or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any shares of capital stock of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) pursuant to the Rights Agreement or (y) the issuance of Shares upon the exercise of Options or Warrants outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of the Merger Agreement).


14. CONDITIONS TO THE OFFER.

     The Offer is subject to the Minimum Condition being satisfied by the Expiration Date or such later date as the Offer may be extended in accordance with the terms of the Merger Agreement. Pursuant to the Merger Agreement, if all of the conditions to the Offer have not been satisfied or waived on any scheduled Expiration Date then, Purchaser may extend the Offer from time to time until such conditions are satisfied or waived. Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares if (i) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, (ii) the Minimum Condition shall not have been satisfied or (iii) upon the scheduled Expiration Date and before the acceptance of such Shares for payment and payment therefore, any of the following conditions exist:

     (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or
(iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) seeking to obtain from the Company any damages that could reasonably be expected to have a material adverse effect on the Company;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

     (c) the Merger Agreement shall have been terminated in accordance with its terms;

     (d) (i) the Company Board or any committee thereof shall have withdrawn or modified its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Takeover Proposal in accordance with the provisions of the Merger Agreement summarized under the heading "No Solicitation" or (iii) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

     (e) in the event any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect, at the date of the Merger Agreement or at the scheduled expiration of the Offer, or if the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) by any Governmental Entity, (iii) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (iv) any change in general financial bank or capital market conditions such that banks are unwilling to extend credit to borrowers similar to Parent generally, or (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% from the close of business on the date of the Merger Agreement;

     (g) there shall have occurred any events or changes which constitute or which are reasonably likely to constitute, individually or in the aggregate, a material adverse change in the condition of the Company (financial or otherwise); or

     (h) (i) a tender offer for any securities of the Company shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries or affiliates), (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent and Purchaser and other than Significant Shareholder, shall have acquired directly or indirectly beneficial ownership of 10% or more of the outstanding voting securities of the Company or any of its subsidiaries, whether through the acquisition of securities, the exercise of rights under options, warrants or similar instruments, the formation of a group, or otherwise, or (iii) any Significant Shareholder of group that together would constitute a Significant Shareholder shall have beneficially acquired additional voting securities of the Company, whether through the acquisition of securities, the exercise of rights under options, warrants or similar instruments, the formation of a group or otherwise, representing 2% or more of the outstanding voting securities of the Company; provided that in Parent's reasonable judgment any such event described in clause (ii) or (iii) makes the successful completion of the Offer unlikely or materially more burdensome to Parent or Purchaser;

which, in the reasonable judgement of Parent or Sub, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and all such rights may be asserted at any time or from time to time.


15. CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as otherwise described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, since the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company has represented to Parent and Purchaser that the Company Stockholder Approval (as defined in the Merger Agreement) is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer in order to comply with applicable law. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See
Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent has filed its Notification and Report Form with respect to the Offer under the HSR Act on November 24, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date of such filing unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will be structured such that such financing will be in full compliance with the Margin Regulations.


16. FEES AND EXPENSES.

     Purchaser and Parent have retained MacKenzie Partners, Inc. to serve as the Information Agent and Harris Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Paying Agent will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, none of Maxxim, Parent or Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.


17. MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

     No person has been authorized to give any information or to make any representation on behalf of Maxxim, Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Purchaser, Parent and Maxxim have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).



                               MMI ACQUISITION CORP., a Delaware Corporation MAXXIM MEDICAL, INC., a Delaware Corporation MAXXIM MEDICAL, INC., a Texas Corporation

November 30, 1998

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  SCHEDULE I


            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                        OF MAXXIM, PARENT AND PURCHASER


     (a) DIRECTORS AND EXECUTIVE OFFICERS OF MAXXIM. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Maxxim. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Maxxim. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Maxxim for the past five years.


Kenneth W. Davidson .........   Kenneth W. Davidson has served as a Director of
                                Maxxim since 1982, and as Chairman of the Board
                                of Directors, Chief Executive Officer and President
                                of Maxxim since November 1986. Mr. Davidson is
                                also a director of Henley Healthcare, Inc., a manu-
                                facturer of products used in physical therapy, En-
                                core Orthopedics, Inc., a designer and manufac-
                                turer of implantable orthopedic devices and Bovie
                                Medical Corp., a supplier of electrosurgery genera-
                                tors and accessories. Mr. Davidson is a citizen of
                                Canada.

Peter M. Graham .............   Peter M. Graham has served as Executive Vice
                                President and Chief Operating Officer since Janu-
                                ary 1986, and was elected Secretary in July 1997.
                                Mr. Graham also served as Treasurer from
                                April 1986 through June 1997. Mr. Graham is a
                                citizen of Canada.

Alan S. Blazei ..............   Alan S. Blazei has served as Vice President and
                                Controller since December 1990. In July 1997, Mr.
                                Blazei was elected Treasurer.

David L. Lamont .............   David L. Lamont has served as Vice President since
                                March 1988 and Group Vice President since
                                July 1993. From January 1992 to July 1993, Mr.
                                Lamont was President of Argon Medical, a division
                                of Maxxim. Mr. Lamont is a citizen of Canada.

Henry T. DeHart .............   Henry T. DeHart has served as Vice President since
                                November 1993. Since June 1995, he has served as
                                Executive Vice President of Operations of Case
                                Management, a division of Maxxim. From Decem-
                                ber 1992 through July 1995, he served as President
                                of Boundary Healthcare Products Corp. ("Bound-
                                ary").


Jack F. Cahill .............   Jack F. Cahill has served as Vice President since
                               May 1995. Since June 1995, he has served as
                               Executive Vice President Sales and Marketing of
                               Case Management, a division of Maxxim. From
                               May 1994 through June 1995, he served as Presi-
                               dent of Sterile Design, a division of Johnson &
                               Johnson Medical, Inc. ("Johnson & Johnson").
                               From July 1993 to May 1994, he served as Execu-
                               tive Vice President of Sterile Design. For over five
                               years prior to July 1993, he worked for Johnson &
                               Johnson serving in various capacities, the latest of
                               which being Business Director.

Joseph D. Dailey ...........   Joseph D. Dailey has served as Vice President,
                               Information Services since August 1994. Previ-
                               ously, he had served as Director of Information
                               Services since January 1991.

Suzanne R. Garon ...........   Suzanne R. Garon has served as Vice President
                               since January 1997. Previously, she had served as
                               Vice President Human Resources of Case Manage-
                               ment, a division of Maxxim since August 1995.
                               From July 1993 to August 1995, Ms. Garon served
                               as Manager of Human Resources of Sterile Design,
                               a division of Johnson & Johnson. From April 1980
                               to July 1993, Ms. Garon provided human resource
                               management to Johnson & Johnson.

Rob W. Beek ................   Rob W. Beek has served as Vice President,
                               Managing Director of Maxxim Medical Europe, a
                               division of Maxxim since January 1997. Prior to
                               that time, he was Managing Director of Medica
                               B.V., a Netherlands corporation acquired by
                               Maxxim in January 1995, for more than five years.
                               Mr. Beek is a citizen of The Netherlands.

Donald R. DePriest .........   Donald R. DePriest was elected as a Director of
                               Maxxim, effective December 1992, pursuant to the
                               terms of an agreement with Boundary under which
                               Maxxim acquired Boundary. Since July 1987, Mr.
                               DePriest has been the President of MedCom De-
                               velopment Corporation, the General Partner of
                               MCT Investors, L.P., a limited partnership engaged
                               in the business of venture capital investing. Mr.
                               DePriest was the principal shareholder and Presi-
                               dent of Boundary from July 1987 until its acquisi-
                               tion. Mr. DePriest is also Chairman of the Board of
                               American Telecasting, Inc.


Peter G. Dorflinger .............   Peter G. Dorflinger has served as a Director of
                                    Maxxim since 1986 and as Secretary from 1992 to
                                    1997. From June 1990 until October 1996, Mr.
                                    Dorflinger served as Group Vice President and
                                    General Counsel of Sulzer Medica USA, Inc., a
                                    subsidiary of Sulzer Medica Ltd., a Swiss medical
                                    device manufacturer. From January 1997 through
                                    January 1998, Mr. Dorflinger was Vice President
                                    and General Counsel of Advanced Medical Instru-
                                    ments, Inc., a manufacturer of medical monitoring
                                    equipment. From September 1997 to January 1998,
                                    Mr. Dorflinger also served as President of GlasTech,
                                    Inc., a manufacturer of dental products. Since
                                    January 24, 1998, Mr. Dorflinger has been Presi-
                                    dent and Chief Operating Officer of Physicians
                                    Resource Group, Inc., a physicians practice man-
                                    agement company. Mr. Dorflinger is also a director
                                    of Benchmark Electronics, Inc.

Martin Grabois, M.D. ............   Martin Grabois, M.D. has served as a Director of
                                    Maxxim since February 1991. Dr. Grabois has been
                                    a Professor and Chairman of the Department of
                                    Physical Medicine and Rehabilitation at Baylor
                                    College of Medicine in Houston, Texas since 1978.
                                    Since 1978, he has also served as the Senior At-
                                    tending and Medical Director in the Department of
                                    Physical Medicine at the Methodist Hospital, Hous-
                                    ton, Texas, Consultant Physiatrist to the Texas
                                    Institute for Rehabilitation and Research, Hous-
                                    ton, Texas, and the Physician-in-Chief for the Physi-
                                    cal Medicine and Rehabilitation Services of Harris
                                    County Hospital District, Houston, Texas. In 1994,
                                    Dr. Grabois was elected President of the Academy
                                    of Physical Rehabilitation.

Ernest J. Henley, Ph.D. .........   Earnest J. Henley, Ph.D. has served as a Director of
                                    Maxxim since 1976, and served as a consultant to
                                    Maxxim from that date until May 1996. Dr. Henley
                                    has been as a Professor of Chemical Engineering at
                                    the University of Houston for more than five years.
                                    Dr. Henley is also a consultant and director of
                                    Henley Healthcare, Inc.


Richard O. Martin, Ph.D. .........   Richard O. Martin, Ph.D. has served as a Director
                                     of Maxxim since November 1989. Dr. Martin served
                                     from April 1991 until February 1997, as President
                                     and Chief Executive Officer, and since Febru-
                                     ary 1997, as Chairman and Chief Executive Officer,
                                     of Physio-Control International Corp., a manufac-
                                     turer of cardiac defibrillators and monitoring equip-
                                     ment. Dr. Martin also serves as a director of
                                     SeaMED Corporation, which engages in contract
                                     engineering and manufacturing for medical and
                                     other industries, CardioDynamics International
                                     Corporation, a manufacturer of noninvasive digital
                                     heart monitoring devices and related products and
                                     Encore Orthopedics, Inc. Dr. Martin also serves as
                                     Chairman of the Board of Directors for the Medi-
                                     cal Device Manufacturers Association.

Henk R. Wafelman, Ing. ...........   Henk R. Wafelman, Ing. has served as a Director of
                                     Maxxim since 1987. Since 1990, Mr. Wafelman has
                                     been the executive chairman of the Dutch Society
                                     of Enterprises in Medical Technology, a Nether-
                                     lands based technology society, and holds the posi-
                                     tion of Chairman of an advisory committee for the
                                     standardization of medical aids. For more than five
                                     years prior to that time, Mr. Wafelman was the
                                     President of N.V. Enraf Nonius Delft Holland, a
                                     major Dutch instrument company and a leading
                                     manufacturer of physical therapy products. Mr.
                                     Wafelman is a citizen of The Netherlands.

     (b) DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, the business address of such person is c/o Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the entity indicated, for the past five years.




Kenneth W. Davidson .........   Kenneth W. Davidson has served as a Director of
                                Maxxim since 1982, and as Chairman of the Board
                                of Directors, Chief Executive Officer and President
                                of Maxxim since November 1986 and as sole Di-
                                rector and President of Parent for more than five
                                years. Mr. Davidson is also a director of Henley
                                Healthcare, Inc., a manufacturer of products used
                                in physical therapy, Encore Orthopedics, Inc., a
                                designer and manufacturer of implantable orthope-
                                dic devices and Bovie Medical Corp., a supplier of
                                electrosurgery generators and accessories. Mr.
                                Davidson is a citizen of Canada.

Peter M. Graham .............   Peter M. Graham has served as Executive Vice
                                President and Chief Operating Officer of Maxxim
                                since January 1986, and was elected Secretary in
                                July 1997. Mr. Graham also served as Treasurer of
                                Maxxim from April 1986 through June 1997. Mr.
                                Graham has been the Secretary of Parent for more
                                than five years. Mr. Graham is a citizen of Canada.

     (c) DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is c/o Maxxim Medical, Inc., 10300 49th Street North, Clearwater, Florida 33762. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Purchaser, or the entity indicated, for the past five years.


Kenneth W. Davidson .........   Kenneth W. Davidson has served as a Director of
                                Maxxim since 1982, and as Chairman of the Board
                                of Directors, Chief Executive Officer and President
                                of Maxxim since November, 1986. Mr. Davidson is
                                also a director of Henley Healthcare, Inc., a manu-
                                facturer of products used in physical therapy, En-
                                core Orthopedics, Inc., a designer and manufac-
                                turer of implantable orthopedic devices and Bovie
                                Medical Corp., a supplier of electrosurgery genera-
                                tors and accessories. Mr. Davidson has been the
                                sole Director and President of Purchaser since
                                November 18, 1998. Mr. Davidson is a citizen of
                                Canada.

Peter M. Graham .............   Peter M. Graham has served as Executive Vice
                                President and Chief Operating Officer of Maxxim
                                since January 1986, and was elected Secretary in
                                July 1997. Mr. Graham also served as Treasurer of
                                Maxxim from April 1986 through June 1997. Mr.
                                Graham has been the Secretary of Purchaser since
                                November 18, 1998. Mr. Graham is a citizen of
                                Canada.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                       HARRIS TRUST COMPANY OF NEW YORK


               By Mail:                         By Hand and Overnight Courier:
    Harris Trust Company of New York           Harris Trust Company of New York
         Wall Street Station                            88 Pine Street
            P.O. Box 1023                                19th Floor
     New York, New York 10268-1023                  New York, New York 10005


          By Facsimile Transmission: (212) 701-7636 or (212) 701-7637
                       (For Eligible Institutions Only)
                 Confirm Facsimile by Telephone: (212) 701-7624
                     For Information Call: (212) 701-7624




     Any questions or requests for assistance or additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer documents may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.




                    The Information Agent for the Offer is:

                                   MACKENZIE
                              PARTNERS, INC. LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                            (212) 929-5500 (Collect)
                                       or
                        Call Toll Free: (800) 322-2885